Exhibit 99.1
CONSENT OF INDEPENDENT VALUER
We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Cole Credit Property Trust V, Inc. and its subsidiaries (collectively, the “Company”) referred to in the Company’s Supplement No. 20 dated April 14, 2017 contained in Post-effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (SEC File No. 333-189891).
In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

April 14, 2017	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC